E-FANG ACCOUNTANCY CORP., & CPA

17800 CASTLETON ST., SUITE 208, CITY OF INDUSTRY, CA 91748

April 16, 2007

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:

China Sky One Medical, Inc.

Gentlemen:

We have read Item 4.01 included in the Form 8-K dated April 16, 2007, of China Sky One Medical, Inc. (Commission File No. 0-26059) filed with the U.S. Securities and Exchange Commission and are in agreement with the statements contained therein concerning e-Fang Accountancy Corp.   We are not in a position to agree or disagree with the disclosures regarding Murrell, Hall, McIntosh & Co., PLLP., or HJ & Associates, LLC.

/s/ Eva Yi-Fang Tsai

e-Fang Accountancy Corp.

City of Industry, California